EXHIBIT 99.2

Supplemental Financial Information

The following financial information was disclosed in our broadly accessible conference call on January 12, 2004:

Our sales in the Telecom market increased from 19% of our total sales in the second quarter of fiscal 2004 to 23% of our total sales during the third quarter of fiscal 2004. This increase in sales was primarily in legacy products and not on new platforms used by our more recent product introductions. Sales in the optical-to-optical ("O/O") space started to increase as several customers started to make small shipments of O/O switcher arrays. Our sales in the Medical market saw some slow-down from 39% of sales in the prior quarter to 34% of sales in the current quarter. Our sales in the Imaging market were stable but decreased from 37% of total sales in the prior quarter to 35% of total sales in the current quarter. Hot swap sales were not yet material. LED design-ins increased and prototype LED power supplies were delivered to several key customers. Our sales from other markets increased from 5% of total sales during the prior quarter to 8% during the current quarter.

We continued to add sales and technical marketing resources to support the many new products introduced during the fiscal year. We have begun implementing our plan to increase our sales effort in the Far East by successfully hiring an Asian Sales Manager. Kenny Yim is a seasoned professional with over 20 years in the semiconductor industry. He is tasked to help the Company expand sales and marketing efforts in Asia to capitalize on the high growth potential expected for that region. His first chore is to hire several Field Application Engineers (FAE) to support more design wins.

During the third quarter of fiscal 2004, our fab capacity utilization increased from 35% during the prior quarter to approximately 50% during the third quarter due to increase in demand. Our sales and marketing expenses increased 16% from the prior quarter due to increased activities, including those in the Far East. Depreciation expense for the quarter amounted to $1,138,000 on a gross PP&E balance of $38,000,000.